Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Royal Caribbean Cruises Ltd. of our report dated February 26, 2021 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Royal Caribbean Cruises Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
Miami, FL
June 25, 2021